Exhibit 99.2

2017 first quarter results	February 7, 2017
Prepared remarks
1

Prepared Remarks

Nuance First Quarter Fiscal 2017
Nuance is providing these prepared remarks, in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

The conference call will begin at 5:00 p.m. ET today and will include only brief opening comments followed by questions and answers. To access the live broadcast, please visit the Investor Relations section of Nuance’s website at http://investors.nuance.com. The call can also be heard by dialing 800-230-1059 or 612-332-0802 at least five minutes prior to the call and referencing code 416161. A replay will be available within 24 hours of the announcement by dialing 800-475-6701 or 320-365-3844 and using the access code 416161.

Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on our non-GAAP financial measures.

Summary of Business and Financial Trends
In the first quarter of FY17, we continued the execution that we demonstrated in FY16 as we transitioned our business toward recurring revenue models, maintained cost discipline, and positioned the company for revenue growth later this year. We delivered strong results in Q1 17 led by increased bookings and revenue for our enhanced offerings that combine speech and natural language technologies with artificial intelligence, particularly in Enterprise, automotive, and clinical documentation. We believe last quarter’s groundwork and a robust outlook for Q2 17 place the company on track to achieve our non-GAAP FY17 guidance, including a return to organic growth.

Highlights of the solid performance and momentum across our business include:

•	Net new bookings in the quarter of $380.3 million, up 23% compared to Q1 16;

•	GAAP revenue of $487.7 million, and non-GAAP revenue of $496.0 million, in Q1 17;

•	Recurring revenue at 72% of total GAAP revenue in Q1 17. Recurring revenue for the quarter was 73% of total non-GAAP revenue, an increase of 600 basis points from Q1 16;

•	GAAP diluted EPS of $(0.08) and non-GAAP diluted EPS of $0.35 in Q1 17; and,

•	Cash Flow from Operations (CFFO) for Q1 17 of $124.9 million, with CFFO representing 122% of non-GAAP net income.

We saw increased demand for our enhanced offerings that combine speech and natural language technology with artificial intelligence, including:

•	Increased revenue in our Enterprise segment as customers continue to migrate to our value-added, omni-channel solutions from single-channel offerings;

•	Continued strong demand from large automotive manufacturers for our embedded and connected solutions that are deeply integrated into the driver experience; and,

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2017 first quarter results	February 7, 2017
Prepared remarks
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•	Increased momentum for our clinical documentation solutions as our customers look for flexible, cloud-based offerings that provide real-time intelligence for healthcare providers.

Our Q1 17 performance and outlook for Q2 17 keep us on track for our current non-GAAP FY 17 guidance. For FY 17 we reiterate the following:

•	Net new bookings growth between 2% to 6%;

•	Organic revenue growth of approximately 1% as our growth businesses outpace our revenue model shift and few declining businesses;

•	Recurring revenue between 72% and 73% of total non-GAAP revenue with the continued evolution of our businesses toward recurring revenue models; and,

•
Maintaining non-GAAP gross margin of approximately 63%, and non-GAAP operating margin between 28% and 29% with the continuation of our transformation program and further cost initiatives to enable increased investment in our growth businesses.

Key Financial Results for First Quarter 2017
We delivered a strong first quarter with solid performance and momentum across our businesses. Our improved performance is evidenced in net new bookings, revenue, recurring revenue, and deferred revenue as indicated below.

Net New Bookings

•
We delivered net new bookings in Q1 17 of $380.3 million, up 23% year-over-year and exceeding our expectations for the quarter. This growth was driven by Healthcare and Mobile. In particular, we saw a significant booking increase in multi-year Dragon Medical One and our integrated clinical documentation solutions.

Table: Net New Bookings

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017
Net New Bookings (in millions)	$308.7	$313.7	$362.9	$516.9	$1,502.3	$380.3

Revenue

•
In Q1 17, we delivered GAAP revenue of $487.7 million. Non-GAAP revenue was $496.0 million, up slightly from a year ago. Our year-over-year performance reflects strong growth across offerings in our Enterprise segment, Dragon Medical, and automotive. These areas of growth were offset by mix shift from perpetual to term revenue models, especially in our Dragon Medical, a decline in Imaging MFP, and continued declines in HIM and devices.

Transition to Recurring Revenue

•
In Q1 17, GAAP recurring revenue was $353.0 million, compared to $326.1 million a year ago. Non-GAAP recurring revenue was $360.5 million compared to $332.5 million a year ago. This was led by an increase in our cloud-based, Enterprise omni-channel solutions. GAAP recurring revenue increased

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2017 first quarter results	February 7, 2017
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to 72% in Q1 17 compared to 67% in Q1 16. Non-GAAP recurring revenue increased to 73% in Q1 17 compared to 67% in Q1 16.

Table: Non-GAAP Revenue by Type and as % of Total Non-GAAP Revenue*

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017
Hosting	$179.7	$187.1	$183.2	$189.3	$739.2	$195.6
% of Revenue	36%	38%	38%	37%	37%	39%
Maintenance and Support	$80.2	$80.0	$82.5	$82.0	$324.7	$82.7
% of Revenue	16%	16%	17%	16%	16%	17%
Perpetual Product and Licensing	$117.2	$90.2	$82.3	$100.5	$390.2	$79.3
% of Revenue	24%	19%	17%	20%	20%	16%
Recurring Product and Licensing	$67.9	$74.1	$75.3	$81.7	$299.1	$78.2
% of Revenue	14%	15%	16%	16%	15%	16%
Professional Services	$50.0	$55.9	$61.5	$58.9	$226.3	$60.3
% of Revenue	10%	11%	13%	11%	11%	12%
Total revenue	$494.9	$487.4	$484.9	$512.4	$1,979.6	$496.0
Total Recurring Revenue *	$332.5	$345.8	$345.0	$357.1	$1,380.3	$360.5
% of Revenue	67%	71%	71%	70%	70%	73%

* Total non-GAAP recurring revenue is the sum of recurring product and licensing, hosting, and maintenance and support revenue as well as the portion of non-GAAP professional services revenue delivered under ongoing subscription contracts. Non-GAAP recurring product and licensing revenue comprises term-based and ratable licenses as well as revenue from royalty arrangements.

•
At the end of the quarter, the Estimated 3-Year Value of Total On-Demand Contracts was $2,499.4 million, up from $2,245.3 million a year ago driven primarily by our Enterprise omni-channel solutions and from our Dragon Medical One and integrated clinical documentation solutions bookings.

Table: Estimated On-Demand Contract Values

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
Estimated 3-Year Value of Total On-Demand Contracts (in millions)	$2,245.3	$2,161.3	$2,161.1	$2,430.0	$2,499.4

Gross Margin

•
GAAP gross margin in Q1 17 was 56.4%, a decrease of 130 basis points year-over-year. Q1 17 non-GAAP gross margin was 62.2%, a decrease of 120 basis points year-over-year. The decline in gross margin was consistent with what we expected for Q1 17, primarily driven by mix shift, with an increase in our professional services business, continued transition from license contracts to subscription/cloud contracts, and decline in devices revenue.  For FY17, we are maintaining our non-GAAP gross margin guidance of 63%, consistent with FY16, as we see continued hosting margin expansion over the course of the year.

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Operating Expenses and Operating Margin

•
Q1 17 GAAP operating expenses were $251.2 million, compared to $249.0 million a year ago. GAAP operating margin was 4.9%, a decrease of 160 basis points year-over-year. Q1 17 non-GAAP operating expenses were $175.0 million, compared to $172.4 million a year ago. Q1 17 non-GAAP operating margin was 26.9%, a decrease of 170 basis points year-over-year primarily due to gross margin declines.

•
As discussed in prior quarters, we continue to execute on our formal transformation program to focus our investments on our best growth opportunities, increase operating efficiencies, and reduce costs. We are executing on a number of additional margin improvement initiatives that will manifest in our financials in 2H 17 and FY18.

Interest Expense

•
GAAP net interest expense was $37.0 million in Q1 17, up $8.0 million year-over-year. Non-GAAP net cash interest expense was $24.0 million in Q1 17, up $3.6 million year-over-year. The increase in non-GAAP net cash interest expense in Q1 17 is primarily a result of the $300 million senior notes bearing interest at 6.000% issued in June 2016.

Earnings Performance

•
GAAP EPS in Q1 17 was $(0.08) per share, down $0.04 from a year ago. In Q1 17, non-GAAP diluted EPS was $0.35, down slightly from a year ago. Profitability was down slightly year-over-year due to lower gross margins in the quarter.

•	During Q1 17 we did not repurchase any shares of our common stock. As of December 31, 2016, we had approximately $292.5 million remaining under the Board’s repurchase program authorization.

Cash Flow from Operations (CFFO)

•	Q1 17 CFFO was $124.9 million, a decline of 12% year over year, in line with our expectations. CFFO as a percent of non-GAAP net income was 122% against our target of 110%.

•
As of December 31, 2016, our balance of cash, cash equivalents and marketable securities was $1,137.5 million, an increase from $608.1 million at September 30, 2016. The higher balance was due to the time gap between our debt refinancing in December 2016 and debt retirement in January 2017.

Table: Operating Cash Flow

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017
Cash Flow from Operations (in millions)	$141.1	$159.9	$125.9	$138.9	$565.8	$124.9

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2017 first quarter results	February 7, 2017
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Days Sales Outstanding (DSO)

•	In Q1 17, DSO was 71 days, up 2 days compared to a year ago. The slight increase in DSO was due to an increase in billings later in the quarter partially offset by improved cash collections.

Table: Days Sales Outstanding (DSO)

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
Days Sales Outstanding	69	68	68	67	71

Deferred Revenue

•	We ended Q1 17 with deferred revenue of $802.5 million, up 10% from a year ago. Deferred revenue growth was driven by our hosting solutions, most notably for our automotive connected services.

Table: Total Deferred Revenue

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
Total Deferred Revenue (in millions)	$732.7	$748.5	$729.1	$736.1	$802.5

Segment Discussions

Healthcare
In our Healthcare segment, we generated strong net new bookings in the quarter and continued to advance our strategy for end-to-end clinical documentation. Segment revenue was $239.2 million, down approximately 4% as reported on a year-over-year basis due to continued erosion in our HIM business partly offset by Dragon Medical growth. Segment margin of 33% was flat over the same period last year as we saw strength in clinical documentation hosting margins offset by revenue mix shift to professional services. Highlights for Healthcare include:

•	Q1 was a strong quarter for net new bookings for Dragon Medical, up 125% year-over-year;

•
We saw increased momentum for our more comprehensive integrated Healthcare offerings that combine cloud and transcription solutions, providing cost certainty for customers and revenue continuity for Nuance; and,

•
As noted previously, we expect overall revenue in Healthcare to decline in FY17 owing to continued erosion in our HIM business. We see this trend reversing in FY18 as growth businesses in Healthcare, particularly Dragon Medical, will surpass our declining HIM business.

Table: Healthcare Lines

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
Annualized line run-rate in healthcare on-demand business (in billions)	5.140	5.130	5.003	4.785	4.651

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Mobile
Our Mobile segment performed in line with our expectations with continued growth in automotive. Automotive also helped drive a strong net new bookings quarter for Mobile in Q1 17. Segment revenue was $91.8 million, down approximately 5% from a year ago due to declining revenue from mature device markets. Segment margin was 36%, an increase of 150 basis points from a year ago driven by improved cloud margins and lower research and development expenses. Highlights for the segment include:

•
Continued strong performance of our automotive business line in bookings and revenue with notable customer wins, including Panasonic, Toyota, Peugeot, and Harman, reaffirming our strong leadership position with automakers and their Tier 1 suppliers;

•	We advanced our work with global telecommunications and cable service providers as we expanded our presence in Latin America; and,

•	Recurring revenue across the business grew significantly led by recurring product and licensing revenue in our automotive business.

Enterprise
Enterprise recorded its seventh consecutive quarter of sequential revenue growth with segment revenue at $112.9 million, up $24.2 million year-over-year. Segment margin was 28%, a decrease of 120 basis points from a year ago due to growth in cloud services revenues at lower gross margins coupled with investments in operating expenses. Highlights for Enterprise include:

•
Strength across many of our omni-channel offerings, including our on-premise IVR voice solutions, and solid performance in our security and biometrics solutions, which are benefitting from a growing number of large enterprises eager to enable secure and automated customer experiences through our technology;

•	Significant design wins with Sprint and expanded business with Bank of America, Metro and the Center for Medicare and Medicaid Services (CMS);

•	Continued strength in bookings across our key channel partners powered by growing demand for our customer engagement portfolio; and,

•	Growing interest among global organizations for our advanced customer engagement solutions that combine virtual assistants, artificial intelligence, and analytics.

Imaging
Our Imaging business was down in the first quarter of fiscal 2017 as segment revenue decreased to $52.1 million, down 15% year-over-year. The decline was driven by lower MFP revenues due in large part to a sizeable deal in Q1 16, as well as some disruption from a sales reorganization in the Imaging segment. Net new bookings declined in Q1 17 year-over-year due to a large enterprise deal won in the prior year. Segment profit margin was 34% in Q1 17, down 1000 basis points from Q1 of last year due to lower revenues and higher R&D costs. Highlights for the segment include:

•	Customers continued to voice their preference for our Imaging solutions as our renewals for this segment came in above expectations, particularly within our Core Imaging and MFP Print business lines;

•	Continued strong demand for our Power PDF 2.0 solution among key enterprise customers; and,

•	We are implementing a rigorous sales management and execution strategy program to improve processes and results to meet targets.

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Table: Non-GAAP Revenue by Segment

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017
Healthcare	$248.1	$244.4	$241.0	$239.8	$973.3	$239.2
Yr/yr. Organic Growth	1%	1%	(6)%	(11)%	(4)%	(6)%
Mobile	$96.4	$91.8	$91.8	$97.2	$377.3	$91.8
Yr/yr. Organic Growth	(0)%	(16)%	(4)%	(8)%	(7)%	(5)%
Enterprise	$88.8	$94.4	$95.2	$109.0	$387.5	$112.9
Yr/yr. Organic Growth	(2)%	13%	10%	16%	9%	15%
Imaging	$61.6	$56.7	$56.8	$66.4	$241.6	$52.1
Yr/yr. Organic Growth	3%	(5)%	1%	7%	2%	(15)%
Total revenue	$494.9	$487.4	$484.9	$512.4	$1,979.6	$496.0
Yr/yr. Organic Growth	0%	(1)%	(2)%	(4)%	(2)%	(3)%
Yr/yr. Constant Currency Organic Growth						(3)%

Table: Non-GAAP Profit by Segment

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017
Healthcare	$81.2	$78.4	$78.1	$75.7	$313.5	$78.6
Segment Profit as % of Segment Revenue	33%	32%	32%	32%	32%	33%
Mobile	$33.8	$33.4	$31.0	$35.2	$133.4	$33.5
Segment Profit as % of Segment Revenue	35%	36%	34%	36%	35%	36%
Enterprise	$26.2	$34.1	$31.1	$38.6	$130.0	$32.0
Segment Profit as % of Segment Revenue	30%	36%	33%	35%	34%	28%
Imaging	$27.0	$22.2	$20.6	$31.0	$100.8	$17.6
Segment Profit as % of Segment Revenue	44%	39%	36%	47%	42%	34%
Total segment profit	$168.2	$168.1	$160.8	$180.6	$677.6	$161.6
Total segment profit as % of total segment revenue	34%	34%	33%	35%	34%	33%

Guidance and Outlook
In the second quarter and fiscal year of 2017, we expect a continuation of the market trends we have experienced in recent quarters. We intend to continue to improve our financial performance by investing in key growth areas, strengthening our competitive positions, and maintaining our cost discipline.

We continue to expect net new bookings growth to be driven by our Dragon Medical One and integrated Healthcare offerings, automotive, and Enterprise.

In Q2 17 and over the balance of the year we expect revenue growth in Enterprise, automotive, mobile operator services, and Dragon Medical solutions. This will be offset to some degree by continued erosion in our HIM business and continued declines in device revenue. We expect, however, that the decline overall in devices revenue will abate by the end of FY17. Additionally, we see our Healthcare segment returning to growth in FY18 as growth in our Dragon Medical business is projected to outpace the declines in our HIM business.

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We continue to execute on our formal transformation program, reducing costs and prioritizing investments for stronger bookings and revenue growth. As we advance through the year, margins will improve along with revenue growth as we continue to scale in our transactional/cloud businesses and see the impact of margin improvement initiatives in our financials.

After taking each of these revenue and expense factors into account, we expect the following for the second quarter fiscal 2017:

•	GAAP revenue between $482.0 million and $496.0 million;

•	Non-GAAP revenue between $493.0 million and $507.0 million;

•	GAAP EPS between $(0.13) and $(0.09); and,

•	Non-GAAP EPS between $0.36 and $0.40.

For the full year fiscal 2017:

•	Net new bookings growing between 2% to 6%;

•	GAAP revenue between $1,989 million and $2,039 million;

•	Non-GAAP revenue in the range of $2,020 million and $2,070 million;

•	Organic non-GAAP revenue growth of approximately 1%;

•	Recurring revenue between 72% and 73% of total revenue;

•	Non-GAAP gross margin of approximately 63%;

•	Non-GAAP operating margin between 28% and 29%;

•	GAAP EPS between $(0.19) and $(0.09);

•	Non-GAAP EPS between $1.53 and $1.63;

•	CFFO as a percentage of non-GAAP net income of approximately 110%;

•	Capital expenditures of approximately $60 million to $70 million;

•	Net cash interest expense of approximately $90 million;

•	Net cash tax rate of approximately 5% to 6%; and,

•	Diluted share count of approximately 296 million shares.

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Non-GAAP Organic Revenue Growth. Organic revenue growth is calculated by comparing current period non-GAAP revenue to non-GAAP revenue from the corresponding prior-year period. For purposes of this calculation, prior period non-GAAP revenue is adjusted to include revenue from companies acquired by Nuance as if we had owned the acquired businesses in all periods presented. Non-GAAP organic revenue growth on a constant currency basis is calculated using current period non-GAAP revenue for entities reporting in currencies other than United States dollars, excluding United States dollar-denominated transactions recorded in those entities, converted into United States dollars using the average exchange rates from the prior year period rather than the actual exchange rates in effect during the current period.

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Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Net new bookings. Net new bookings represents the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements. Constant currency for net new bookings is calculated using current period net new bookings denominated in currencies other than United States dollars converted into United States dollars using the average exchange rate for those currencies from the prior year period rather than the actual exchange rate in effect during the current period.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on assumptions used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond three years, we include only the value expected within three years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding future performance and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to: fluctuations in demand for our existing and future products; changes to economic conditions in the United States and internationally; fluctuating currency rates, our ability to control and successfully manage our expenses and cash position; our ability to execute our transformation program to reduce costs and optimize processes; the effects of competition, including pricing pressure; possible quality issues in our products and

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technologies; our ability to successfully integrate operations and employees of acquired businesses; the conversion rate of bookings into revenue; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2016. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Discussion of non-GAAP Financial Measures
We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the non-GAAP annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By constant currency organic performance we mean performance excluding the effect of current foreign currency rate fluctuations. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three months ended December 31, 2016 and 2015, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from TouchCommerce, Notable Solutions and Quantim for the three months ended December 31, 2016, that we would have recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

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Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses, which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure, which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs fall into the following categories: (i) transition and integration costs; (ii) professional service fees and expenses; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we expect to incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i)
Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii)
Professional service fees and expenses. Professional service fees and expenses include financial advisory, legal, accounting and other outside services in connection with acquisition activities, and disputes and regulatory matters related to acquired entities.

(iii)
Acquisition-related adjustments. Acquisition-related adjustments include items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of acquired intangible assets.
We provide supplemental non-GAAP financial measures, which exclude the amortization of acquired intangible assets. Amortization of acquired intangibles assets is inconsistent in amount and frequency and is significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs associated with IP collaboration agreement.
We entered into IP collaboration agreements with a third party to gain access to the third party's extensive speech recognition and natural language and semantic processing technologies. The contracts had terms ranging between five and six years all ending during or before fiscal year 2016. Depending on the agreement, some or all

© 2017 Nuance Communications, Inc. All rights reserved

2017 first quarter results	February 7, 2017
Prepared remarks
12

intellectual property derived from these collaborations is jointly owned by the two parties. We had sole rights to commercialize a majority of the developed intellectual property for periods ranging between two to six years, depending on the agreement. These sole-commercialization rights expired in fiscal year 2016. We consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity occurring outside of our normal, organic, continuing operating activities. We are therefore presenting supplemental non-GAAP financial measures to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Costs associated with the research and development portion of the agreements have been excluded from research and development expense and costs for the marketing exclusivity period are excluded from sales and marketing expense.

Non-cash expenses.
We provide supplementary non-GAAP financial measures relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

Stock-based compensation. Stock-based compensation consists primarily of expenses for employee restricted stock and restricted stock unit awards, including awards associated with acquisitions. We evaluate our financial performance both with and without these expenses because they are non-cash, are generally not controllable in the short-term and can vary significantly based on the Company’s stock price, timing, size and nature of awards granted, including the timing and amount of new grants associated with acquisitions. We do not include such expenses in our operating plans. We expect stock-based compensation to continue and may vary significantly in future periods.

Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
We provide supplementary non-GAAP financial measures that exclude certain other expenses that arise outside of the ordinary course of continuing operations in order to measure the operating performance of the business both with and without these expenses. By providing this information, we believe management, as well as other users of our financial statements, are better able to understand the financial performance of our continuing operations. Expenses excluded are items such as restructuring and other charges, net, loss on extinguishment of debt, and contributions to the Nuance Foundation which was established to provide grants to educational institutions and other non-profit organizations to advance charitable, scientific, literary or educational purposes. Other items such as consulting and professional services fees related to assessing strategic alternatives and our transformation program are also excluded.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

The non-GAAP information included in this document should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP.

Financial Tables Follow

© 2017 Nuance Communications, Inc. All rights reserved

2017 first quarter results	February 7, 2017
Prepared remarks
13

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended December 31,
	2016	2015

Revenues:
Professional services and hosting	$253,417	$227,135
Product and licensing	151,752	179,050
Maintenance and support	82,489	79,930
Total revenues	487,658	486,115

Cost of revenues:
Professional services and hosting	164,892	153,259
Product and licensing	18,378	23,412
Maintenance and support	13,598	13,296
Amortization of intangible assets	15,542	15,631
Total cost of revenues	212,410	205,598

Gross profit	275,248	280,517

Operating expenses:
Research and development	66,322	70,525
Sales and marketing	101,516	100,590
General and administrative	39,790	40,501
Amortization of intangible assets	27,859	27,033
Acquisition-related costs, net	9,026	2,480
Restructuring and other charges, net	6,703	7,888
Total operating expenses	251,216	249,017

Income from operations	24,032	31,500
Other expense, net	(37,608)	(35,798)
Loss before income taxes	(13,576)	(4,298)
Provision for income taxes	10,353	7,767
Net loss	$(23,929)	$(12,065)

Net loss per share:
Basic	$(0.08)	$(0.04)
Diluted	$(0.08)	$(0.04)

Weighted average common shares outstanding:
Basic	288,953	307,794
Diluted	288,953	307,794

© 2017 Nuance Communications, Inc. All rights reserved

2017 first quarter results	February 7, 2017
Prepared remarks
14

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	December 31, 2016	September 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$961,607	$481,620
Marketable securities	133,684	98,840
Accounts receivable, net	384,639	380,004
Prepaid expenses and other current assets	93,640	78,126
Total current assets	1,573,570	1,038,590

Marketable securities	42,174	27,632
Land, building and equipment, net	178,220	185,169
Goodwill	3,503,442	3,508,879
Intangible assets, net	762,322	762,220
Other assets	135,402	138,980
Total assets	$6,195,130	$5,661,470

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$977,458	$—
Contingent and deferred acquisition payments	67,363	9,468
Accounts payable and accrued expenses	254,200	332,258
Deferred revenue	399,299	349,173
Total current liabilities	1,698,320	690,899

Long-term portion of debt	1,961,230	2,433,152
Deferred revenue, net of current portion	403,155	386,960
Other liabilities	206,721	219,129
Total liabilities	4,269,426	3,730,140

Stockholders' equity	1,925,704	1,931,330
Total liabilities and stockholders' equity	$6,195,130	$5,661,470

© 2017 Nuance Communications, Inc. All rights reserved

2017 first quarter results	February 7, 2017
Prepared remarks
15

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended December 31,
	2016	2015

Cash flows from operating activities:
Net loss	$(23,929)	$(12,065)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	58,006	58,275
Stock-based compensation	39,130	42,348
Non-cash interest expense	13,039	8,636
Deferred tax provision (benefit)	2,006	(351)
Loss on extinguishment of debt	—	4,851
Other	1,856	393
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(9,713)	(3,894)
Prepaid expenses and other assets	(15,999)	(20,097)
Accounts payable	(21,244)	(5,940)
Accrued expenses and other liabilities	5,841	305
Deferred revenue	75,907	68,680
Net cash provided by operating activities	124,900	141,141
Cash flows from investing activities:
Capital expenditures	(11,399)	(20,555)
Payments for business and technology acquisitions, net of cash acquired	(22,949)	(674)
Purchases of marketable securities and other investments	(72,797)	(17,070)
Proceeds from sales and maturities of marketable securities and other investments	10,105	14,128
Net cash used in investing activities	(97,040)	(24,171)
Cash flows from financing activities:
Payments of debt	—	(511,844)
Proceeds from issuance of long-term debt, net of issuance costs	495,000	664,605
Payments for repurchase of common stock	—	(189,580)
Net payments on other long-term liabilities	(87)	(851)
Proceeds from issuance of common stock from employee stock plans	45	36
Cash used to net share settle employee equity awards	(40,360)	(52,171)
Net cash provided by (used in) financing activities	454,598	(89,805)
Effects of exchange rate changes on cash and cash equivalents	(2,471)	39
Net increase in cash and cash equivalents	479,987	27,204
Cash and cash equivalents at beginning of period	481,620	479,449
Cash and cash equivalents at end of period	$961,607	$506,653

© 2017 Nuance Communications, Inc. All rights reserved

2017 first quarter results	February 7, 2017
Prepared remarks
16

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31,
	2016	2015

GAAP revenues	$487,658	$486,115
Acquisition-related revenue adjustments: professional services and hosting	2,434	2,528
Acquisition-related revenue adjustments: product and licensing	5,716	5,993
Acquisition-related revenue adjustments: maintenance and support	211	234
Non-GAAP revenues	$496,019	$494,870

GAAP cost of revenues	$212,410	$205,598
Cost of revenues from amortization of intangible assets	(15,542)	(15,631)
Cost of revenues adjustments: professional services and hosting (1,2)	(8,410)	(7,591)
Cost of revenues adjustments: product and licensing (1,2)	(92)	(122)
Cost of revenues adjustments: maintenance and support (1)	(977)	(1,068)
Non-GAAP cost of revenues	$187,389	$181,186

GAAP gross profit	$275,248	$280,517
Gross profit adjustments	33,382	33,167
Non-GAAP gross profit	$308,630	$313,684

GAAP income from operations	$24,032	$31,500
Gross profit adjustments	33,382	33,167
Research and development (1)	8,490	9,933
Sales and marketing (1)	11,969	12,837
General and administrative (1)	9,192	10,631
Amortization of intangible assets	27,859	27,033
Costs associated with IP collaboration agreements	—	2,000
Acquisition-related costs, net	9,026	2,480
Restructuring and other charges, net	6,703	7,888
Other	2,989	3,850
Non-GAAP income from operations	$133,642	$141,319

GAAP provision for income taxes	$10,353	$7,767
Non-cash taxes	(3,814)	(1,612)
Non-GAAP provision for income taxes	$6,539	$6,155

GAAP net loss	$(23,929)	$(12,065)
Acquisition-related adjustment - revenues (2)	8,361	8,755
Acquisition-related adjustment - cost of revenues (2)	—	(166)
Acquisition-related costs, net	9,026	2,480
Cost of revenue from amortization of intangible assets	15,542	15,631
Amortization of intangible assets	27,859	27,033
Restructuring and other charges, net	6,703	7,888
Stock-based compensation (1)	39,130	42,348
Non-cash interest expense	13,039	8,636
Non-cash income taxes	3,814	1,612
Costs associated with IP collaboration agreements	—	2,000
Loss on extinguishment of debt	—	4,851
Other	2,989	4,010
Non-GAAP net income	$102,534	$113,013

Non-GAAP diluted net income per share	$0.35	$0.36

Diluted weighted average common shares outstanding	293,909	314,371

© 2017 Nuance Communications, Inc. All rights reserved

2017 first quarter results	February 7, 2017
Prepared remarks
17

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended December 31,
	2016	2015

GAAP operating expenses	$251,216	$249,017
Research and development (1)	(8,490)	(9,933)
Sales and marketing (1)	(11,969)	(12,837)
General and administrative (1)	(9,192)	(10,631)
Amortization of intangible assets	(27,859)	(27,033)
Costs associated with IP collaboration agreements	—	(2,000)
Acquisition-related costs, net	(9,026)	(2,480)
Restructuring and other charges, net	(6,703)	(7,888)
Other	(2,989)	(3,850)
Non-GAAP operating expenses	$174,988	$172,365

GAAP research and development expense	$66,322	$70,525
Stock-based compensation (1)	(8,490)	(9,933)
Non-GAAP research and development expense	$57,832	$60,592

GAAP sales and marketing expense	$101,516	$100,590
Stock-based compensation (1)	(11,969)	(12,837)
Costs associated with IP collaboration agreements	—	(2,000)
Non-GAAP sales and marketing expense	$89,547	$85,753

GAAP general and administrative expense	$39,790	$40,501
Stock-based compensation (1)	(9,192)	(10,631)
Other	(2,989)	(3,850)
Non-GAAP general and administrative expense	$27,609	$26,020

© 2017 Nuance Communications, Inc. All rights reserved

2017 first quarter results	February 7, 2017
Prepared remarks
18

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended December 31,
	2016	2015

(1) Stock-based compensation
Cost of professional services and hosting	$8,410	$7,757
Cost of product and licensing	92	122
Cost of maintenance and support	977	1,068
Research and development	8,490	9,933
Sales and marketing	11,969	12,837
General and administrative	9,192	10,631
Total	$39,130	$42,348

(2) Acquisition-related revenue and cost of revenue
Revenues	$8,361	$8,755
Cost of professional services and hosting	—	(166)
Total	$8,361	$8,589

© 2017 Nuance Communications, Inc. All rights reserved

2017 first quarter results	February 7, 2017
Prepared remarks
19

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2016	2016	2016	2016	2016	2017
GAAP Revenues	$486.1	$478.7	$477.9	$506.2	$1,948.9	$487.7
Adjustment	8.8	8.7	7.0	6.2	30.7	8.4
Non-GAAP Revenues	$494.9	$487.4	$484.9	$512.4	$1,979.6	$496.0

Healthcare	Q1	Q2	Q3	Q4	FY	Q1
	2016	2016	2016	2016	2016	2017
GAAP Revenues	$245.4	$242.1	$238.8	$238.1	$964.4	$237.7
Adjustment	2.7	2.3	2.2	1.7	8.9	1.5
Non-GAAP Revenues	$248.1	$244.4	$241.0	$239.8	$973.3	$239.2

Mobile	Q1	Q2	Q3	Q4	FY	Q1
	2016	2016	2016	2016	2016	2017
GAAP Revenues	$95.0	$89.9	$90.2	$95.8	$370.9	$90.5
Adjustment	1.4	2.0	1.6	1.4	6.4	1.3
Non-GAAP Revenues	$96.4	$91.8	$91.8	$97.2	$377.3	$91.8

Enterprise	Q1	Q2	Q3	Q4	FY	Q1
	2016	2016	2016	2016	2016	2017
GAAP Revenues	$88.3	$93.7	$94.9	$108.1	$385.0	$109.3
Adjustment	0.5	0.8	0.3	0.9	2.5	3.7
Non-GAAP Revenues	$88.8	$94.4	$95.2	$109.0	$387.5	$112.9

Imaging	Q1	Q2	Q3	Q4	FY	Q1
	2016	2016	2016	2016	2016	2017
GAAP Revenues	$57.4	$53.1	$53.9	$64.2	$228.6	$50.1
Adjustment	4.2	3.6	2.9	2.2	13.0	1.9
Non-GAAP Revenues	$61.6	$56.7	$56.8	$66.4	$241.6	$52.1

Schedules may not add due to rounding.

© 2017 Nuance Communications, Inc. All rights reserved

2017 first quarter results	February 7, 2017
Prepared remarks
20

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Hosting Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2016	2016	2016	2016	2016	2017
GAAP Revenues	$177.4	$184.6	$181.1	$187.0	$730.2	$193.3
Adjustment	2.3	2.5	2.0	2.3	9.1	2.3
Non-GAAP Revenues	$179.7	$187.1	$183.2	$189.3	$739.2	$195.6

Maintenance and Support Revenue	Q1	Q2	Q3	Q4	FY	Q1
	2016	2016	2016	2016	2016	2017
GAAP Revenues	$79.9	$79.9	$82.5	$82.0	$324.3	$82.5
Adjustment	0.2	0.1	0.0	0.0	0.4	0.2
Non-GAAP Revenues	$80.2	$80.0	$82.5	$82.0	$324.7	$82.7

Perpetual Product and Licensing Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2016	2016	2016	2016	2016	2017
GAAP Revenues	$115.2	$88.0	$80.9	$99.5	$383.6	$78.7
Adjustment	2.0	2.2	1.4	1.0	6.6	0.7
Non-GAAP Revenues	$117.2	$90.2	$82.3	$100.5	$390.2	$79.3

Recurring Product and Licensing Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2016	2016	2016	2016	2016	2017
GAAP Revenues	$63.9	$70.6	$72.1	$79.1	$285.6	$73.1
Adjustment	4.0	3.5	3.3	2.7	13.5	5.1
Non-GAAP Revenues	$67.9	$74.1	$75.3	$81.7	$299.1	$78.2

Professional Services Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2016	2016	2016	2016	2016	2017
GAAP Revenues	$49.7	$55.6	$61.2	$58.7	$225.2	$60.1
Adjustment	0.3	0.4	0.3	0.2	1.1	0.2
Non-GAAP Revenues	$50.0	$55.9	$61.5	$58.9	$226.3	$60.3

Total Recurring Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2016	2016	2016	2016	2016	2017
GAAP Revenues	$326.1	$339.6	$339.7	$352.1	$1,357.4	$353.0
Adjustment	6.4	6.2	5.3	5.0	22.9	7.5
Non-GAAP Revenues	$332.5	$345.8	$345.0	$357.1	$1,380.3	$360.5

Schedules may not add due to rounding.

© 2017 Nuance Communications, Inc. All rights reserved

2017 first quarter results	February 7, 2017
Prepared remarks
21

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1
	2016	2016	2016	2016	2016	2017

Total segment revenues	$494.9	$487.4	$484.9	$512.4	$1,979.6	$496.0
Acquisition-related revenue adjustments	(8.8)	(8.7)	(7.0)	(6.2)	(30.7)	(8.4)
Total consolidated revenues	$486.1	$478.7	$477.9	$506.2	$1,948.9	$487.7

Total segment profit	$168.2	$168.1	$160.8	$180.6	$677.6	$161.6
Corporate expenses and other, net	(30.7)	(35.9)	(30.9)	(30.8)	(128.2)	(31.0)
Acquisition-related revenues and costs of revenues adjustment	(8.6)	(8.5)	(6.5)	(6.2)	(29.8)	(8.4)
Stock-based compensation	(42.3)	(38.2)	(42.4)	(40.9)	(163.8)	(39.1)
Amortization of intangible assets	(42.7)	(42.8)	(41.9)	(43.6)	(170.9)	(43.4)
Acquisition-related costs, net	(2.5)	(1.2)	(4.7)	(8.7)	(17.2)	(9.0)
Restructuring and other charges, net	(7.9)	(6.7)	(5.7)	(5.0)	(25.2)	(6.7)
Costs associated with IP collaboration agreements	(2.0)	(2.0)	—	—	(4.0)	—
Other expense, net	(35.8)	(30.7)	(32.7)	(37.6)	(136.8)	(37.6)
(Loss) income before income taxes	$(4.3)	$2.2	$(4.0)	$7.8	$1.7	$(13.6)

Schedules may not add due to rounding.

© 2017 Nuance Communications, Inc. All rights reserved

2017 first quarter results	February 7, 2017
Prepared remarks
22

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended March 31, 2017
	Low	High
GAAP revenue	$482,000	$496,000
Acquisition-related adjustment - revenue	11,000	11,000
Non-GAAP revenue	$493,000	$507,000

GAAP net loss per share	$(0.13)	$(0.09)
Acquisition-related adjustment - revenue	0.04	0.04
Acquisition-related costs, net	0.02	0.02
Cost of revenue from amortization of intangible assets	0.06	0.06
Amortization of intangible assets	0.09	0.09
Stock-based compensation	0.13	0.13
Non-cash interest expense	0.05	0.05
Non-cash income taxes	0.01	0.01
Restructuring and other charges, net	0.02	0.02
Loss on debt extinguishment	0.06	0.06
Other	0.01	0.01
Non-GAAP net income per share	$0.36	$0.40

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	292,000	292,000
Weighted average common shares: diluted	294,000	294,000

© 2017 Nuance Communications, Inc. All rights reserved

2017 first quarter results	February 7, 2017
Prepared remarks
23

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2017
	Low	High
GAAP revenue	$1,989,000	$2,039,000
Acquisition-related adjustment - revenue	31,000	31,000
Non-GAAP revenue	$2,020,000	$2,070,000

GAAP net loss per share	$(0.19)	$(0.09)
Acquisition-related adjustment - revenue	0.11	0.11
Acquisition-related costs, net	0.09	0.09
Cost of revenue from amortization of intangible assets	0.23	0.23
Amortization of intangible assets	0.37	0.37
Stock-based compensation	0.55	0.55
Non-cash interest expense	0.18	0.18
Non-cash income taxes	0.04	0.04
Restructuring and other charges, net	0.06	0.06
Loss on extinguishment of debt	0.06	0.06
Other	0.03	0.03
Non-GAAP net income per share	$1.53	$1.63

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	290,000	290,000
Weighted average common shares: diluted	296,000	296,000

© 2017 Nuance Communications, Inc. All rights reserved